UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2013

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01          Other Events.

          On April 12, 2013, the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Department of Insurance and Financial Services ("DIFS"; formerly known as the Michigan Office of Financial and Insurance Regulation), the primary banking regulators of Macatawa Bank (the "Bank"), the banking subsidiary of Macatawa Bank Corporation (the "Company," "we" or "our"), notified the Bank that the Bank's Memorandum of Understanding ("MOU") with the FDIC and DIFS had served its purpose and was released. As a result, the Bank is no longer subject to any regulatory order, memorandum of understanding or other similar regulatory directive or proceeding and has returned to a normal regulatory operating environment.

          The MOU documented an understanding the Bank reached with regulators in connection with termination of the Bank's former Consent Order on March 2, 2012. The requirements of the MOU which are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 are no longer applicable to the Bank. In particular, the enhanced regulatory capital requirements of the MOU no longer apply to the Bank and the Bank is no longer required to obtain the prior written consent of the FDIC and DFIS before the Bank declares or pays dividends. This Current Report on Form 8-K is filed for the purpose of updating the disclosures related to the MOU in our Form 10-K.

          We believe the FDIC and DIFS released the MOU as a result of:

•	the Bank's substantial compliance with the MOU,
•	our implementation of enhanced corporate governance practices and disciplined business and banking principles,
•	substantial improvements in the Bank's asset quality,
•	improved liquidity,
•	continued improvement in the Bank's financial condition and earnings performance,
•

Bank regulatory capital levels well in excess of the levels required to be classified as "well capitalized" for regulatory purposes and to comply with our MOU due to our successful capital raise and the Bank's retained earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2013	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer